                                                                     Exhibit 5.1

                   [Simpson Thacher & Bartlett LLP Letterhead]

                                                    September 10, 2004

BCP Caylux Holdings Luxembourg S.C.A.
8-10 Rue Mathias Hardt
L-1717 Luxembourg
Grand-Duchy of Luxembourg

Ladies and Gentlemen:

         We have acted as U.S. counsel to BCP Caylux Holdings Luxembourg S.C.A., a partnership limited by shares (societe en commandite par actions) formed under the law of Luxembourg (the "Company"), and to BCP Crystal Holdings Ltd. 2, an
exempted company incorporated with limited liability under the law of the Cayman
Islands (the "Guarantor"), in connection with the Registration Statement on Form
S-4 (the "Registration Statement") filed by the Company and the Guarantor with the Securities and Exchange Commission (the "Commission") under the Securities
Act of 1933, as amended, relating to the issuance by the Company of
$1,225,000,000 aggregate principal amount of 9 5/8% Senior Subordinated Notes due 2014 and (euro)200,000,000 aggregate principal amount of 10 3/8% Senior
Subordinated Notes due 2014 (the "Exchange Securities") and the issuance by the
Guarantor of guarantee (the "Guarantee") with respect to the Exchange
Securities. The Exchange Securities and the Guarantee will be issued under an indenture dated as of June 8, 2004 (the "Indenture") among the Company, the
Guarantor and The Bank of New York, as trustee (the "Trustee"). The Exchange
Securities will be offered by the Company in exchange for $1,225,000,000 aggregate principal amount of outstanding 9 5/8% Senior Subordinated Notes due
2014 and (euro)200,000,000 aggregate principal amount of outstanding 10 3/8%
Senior Subordinated Notes due 2014 (the "Securities").

         We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.
We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of

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fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor.

         In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

         We have assumed further that (1) the Company is validly existing under the law of Luxembourg and has duly authorized, executed and delivered the
Indenture in accordance with its Updated Articles of Association and the law of
Luxembourg, (2) the execution, delivery and performance by the Company of the
Indenture and the Securities do not and will not violate the law of Luxembourg or any other applicable laws (excepting the law of the State of New York and the federal law of the United States) and (3) the execution, delivery and performance by the Company of the Indenture and the Exchange Securities do not
and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company or its Updated Articles of Association.

         We have assumed further that (1) the Guarantor is validly existing under the law of the Cayman Islands and has duly authorized, executed and delivered the Indenture in accordance with its Memorandum and Articles of
Association, (2) the execution, delivery and performance by the Guarantor of the
Indenture and the Guarantee do not and will not violate the law of the Cayman
Islands or any other applicable laws (excepting the law of the State of New York and the federal law of the United States) and (3) the execution, delivery and performance by the Guarantor of the Indenture and the Guarantee do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Guarantor or its Memorandum and Articles of Association.

         Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

                  1. When the Exchange Securities have been duly executed,
         authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

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                  2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantee has been duly issued, the Guarantee will constitute valid and legally binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms.

         Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii)
general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

         We note that (a) a New York state statute provides that with respect to a foreign currency obligation a New York state court shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (b) with respect to a foreign currency obligation, a U.S. federal court sitting in New York state may award judgment in U.S. dollars, provided that we express no opinion as to the rate of exchange that such court would apply.

         We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

         We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal
Matters" in the Prospectus included in the Registration Statement.

                                              Very truly yours,

                                              /s/ Simpson Thacher & Bartlett LLP

                                              SIMPSON THACHER & BARTLETT LLP